Exhibit 99.1

COMTECH TELECOMMUNICATIONS CORP. BOARD UNANIMOUSLY REJECTS UNSOLICITED OFFER FROM ACACIA RESEARCH CORPORATION

Proposal Grossly Undervalues Comtech and
is Not in the Best Interests of Comtech's Shareholders

Board Affirms Confidence in Strategy and Long-Term Outlook for the Business

MELVILLE, N.Y. -- January 25, 2022 -- Comtech Telecommunications Corp. (NASDAQ: CMTL), a leading global provider of next-generation 911 emergency systems and secure wireless communications technologies, announced today that the Company’s Board of Directors has unanimously rejected the unsolicited proposal to acquire Comtech received from Acacia Research Corporation (Acacia) on October 29, 2021.

The Comtech Board of Directors, including the recently appointed members, carefully evaluated the proposal in consultation with the Board’s independent advisors and determined that the proposal grossly undervalues the Company and is not in the best interests of Comtech’s shareholders.

The Comtech Board’s unanimous conclusion regarding the inadequacy of Acacia’s proposal is based on the following key considerations:

•Comtech has made strategic investments in innovative technologies that position the Company to capitalize on large, long-term renewal cycles in the 911 public safety and satellite and space communication markets.

•Structural changes in these markets are expected to drive significant long-term growth driven by multi-year investment cycles that are well-aligned with Comtech’s core capabilities, products, and services.

•Comtech is already beginning to see the long-term benefits of these investments and end market trends, which have created a number of large-scale opportunities being pursued by the Company. As such, the Company’s Board and management remain highly confident in Comtech’s long-term business outlook and believe the Company is well positioned to create significant value for its shareholders.

Based on the foregoing considerations, among others, the Board unanimously determined that the non-binding Acacia proposal grossly undervalues the Company, does not reflect the transformational changes underway in the Company’s end-markets and the significant inherent value in the Company’s plan, and, thus, is not in the best interests of the Company and its shareholders.

Goldman Sachs is serving as exclusive financial advisor to Comtech and Proskauer Rose and Sidley Austin are serving as legal advisors.

About Comtech
Comtech Telecommunications Corp. is a leading global provider of next-generation 911 emergency systems and secure wireless communication technologies to commercial and government customers around the world. Headquartered in Melville, New York and with a passion for customer success, Comtech designs, produces and markets advanced and secure wireless solutions. For more information, please visit www.comtechtel.com.

Forward-Looking Statements
Certain information in this press release contains statements that are forward-looking in nature and involve certain significant risks and uncertainties. Actual results could differ materially from such forward-looking information. The Company’s Securities and Exchange Commission filings identify many such risks and uncertainties. Any forward-looking information in this press release is qualified in its entirety by the risks and uncertainties described in such Securities and Exchange Commission filings.

PCMTL
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Comtech Investor Relations:
(631) 962-7005
investors@comtech.com